Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Martín Sebastian Olivo, M.D. (“Employee”) and Protara Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Executive Employment Agreement with the Company effective April 19, 2021 (the “Executive Employment Agreement”);

WHEREAS, Employee signed an Employee Confidential Information and Inventions Assignment Agreement with the Company on or around April 9, 2021 (the “Confidentiality Agreement”), attached as Exhibit A;

WHEREAS, the Company granted Employee the option to purchase 120,000 shares of the Company’s common stock (the “Option”), subject to the terms and conditions of the Company’s 2020 Inducement Plan (the “Inducement Plan”) and the Stock Option Agreement between Employee and the Company (the “Stock Option Agreement”, and collectively with the Inducement Plan, the “Stock Agreements”);

WHEREAS, Employee separated from employment with the Company effective October 15, 2021 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.  Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under the Acknowledgement of Waiver of Claims under ADEA Section below, the Company agrees as follows:

a.  Payment. Pursuant to Section 8(a)(i)(A) of the Executive Employment Agreement, the Company agrees to pay Employee a lump sum approximately equivalent to nine (9) months of Employee’s base salary, for a total of Three Hundred Twenty-Four Thousand Dollars ($324,000), less applicable withholding, within ten (10) business days after the Effective Date of this Agreement.

b.  Additional Payment. The Company additionally agrees to pay Employee a lump sum total of One Hundred Twenty-Nine Thousand Six Hundred Dollars ($129,600), less applicable withholding, within ten (10) business days after the Effective Date of this Agreement. The Parties agree that this payment reflects the payment of nine (9) months of Employee’s target annual bonus for 2021 pursuant to Section 8(a)(1)(C) of the Executive Employment Agreement and the Company’s waiver of the amount of the Signing Bonus that Employee was otherwise required to repay the Company pursuant to Section 3(b) of the Executive Employment Agreement (as defined therein).

c.   Pro Rata Vesting of Option. Notwithstanding that Employee was not employed through the one-year anniversary of the Grant Date (as defined in the Stock Option Agreement), pursuant to Section 8(a)(i)(F) of the Executive Employment Agreement, the Company agrees to accelerate the vesting of the Option such that Employee will be considered to have vested in such Option through, and no later than, the Separation Date.

d.  COBRA. Pursuant to Section 8(a)(i)(E) of the Executive Employment Agreement, the Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of nine (9) months, provided Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage.

e.   Life Insurance Benefits. Pursuant to Section 8(a)(i)(E) of the Executive Employment Agreement, the Company shall reimburse Employee for the payments Employee makes for supplemental life insurance coverage for a period of nine (9) months, provided Employee timely elects and pays for such coverage. Supplemental life insurance reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for such coverage.

f.    General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.

2.     Stock. The Parties agree that, in consideration of Section 1(c) above, for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company under the Option grant, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Separation Date. Employee acknowledges that as of the Separation Date, Employee will have vested in 12,500 options and no more. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Stock Agreements.

3.  Benefits. Employee’s health insurance benefits shall cease on last day of the month in which the Separation Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA or comparable state law, if applicable. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4.  Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee, including, but not limited to, termination payments required under the Executive Employment Agreement.

5.  Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, ArTara Subsidiary, Inc., and their current and former respective officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.  any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.  any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.  any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Corrections Law; the New York Labor Law; the New York Civil Rights Law; the New York Administrative Code; the New York City Administrative Code; the New York City Human Rights Law; the New York Hours of Labor Law; the New York Wage Payment Law; the New York Minimum Wage Act; the New York Whistleblower Law; and the New York Off-Duty Conduct Lawful Activities Discrimination Law;

e. any and all claims for violation of the federal or any state constitution;

f.   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.  any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. This release does not extend to any indemnification rights Employee has under any applicable insurance policy, contract, state law or by-law.

6.  Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Releasees, and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.  No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.  No Right to Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.  Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, court order or regulation, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information. Employee acknowledges and agrees that Employee does not possess any claim or allegation, either asserted or otherwise, involving harassment or discrimination, that may be subject to or covered under N.Y. C.P.L.R. § 5003-b and N.Y. General Obligations Law § 5-336.

10.  Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition, and nonsolicitation of Company employees. Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Employee acknowledges and agrees that Employee did not disclose any prior inventions on Exhibit A to the Confidentiality Agreement. Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company. Notwithstanding the foregoing, however, the Company agrees to allow Employee to keep Employee’s Company-provided laptop until on or around November 22, 2021, or earlier if requested by the Company. Employee understands that his access to Company files, e-mails, and other documents will be restricted as of the Separation Date.

11.  No Third Party Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

12.  Cooperation with the Company. Employee agrees that Employee will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

13.  Communications. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees, including, but not limited to, anonymous or named reviews, tweets, posts, or other comments published on the Internet.  Employee affirms that Employee has not disparaged the Company from the Separation Date through the date Employee signs this Agreement. Employee furthers agrees that, by no later than the Effective Date, Employee shall delete or otherwise remove any and all disparaging public comments or statements that Employee made prior to the Effective Date about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn).  Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. Employee agrees to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within four (4) weeks of the Separation Date to remove any indication that Employee is employed by the Company. Employee’s violation of this provision shall be a material breach of this Agreement.

14.  Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to cease providing the consideration provided to Employee under this Agreement, recover the net amounts paid to Employee under this Agreement, and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Confidentiality Agreement.

15.  No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16.  Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.  ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN NEW YORK COUNTY, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND NEW YORK LAW. THE COMPANY SHALL BE RESPONSIBLE FOR PAYMENT OF ALL JAMS FEES, INCLUDING, BUT NOT LIMITED TO, THE FEES OF THE ARBITRATOR. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.  Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.  Protected Activity. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity, provided, however, that Employee agrees not to seek or accept any monetary award from such a proceeding (except with respect to proceedings before the Securities and Exchange Commission). For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), or discussing the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information to Government Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

20.  Waiver of Statutory Information Rights. Employee hereby waives any current or future rights Employee may have under Section 220 of the Delaware General Corporation Law (and similar rights under other applicable law) to inspect, or make copies and extracts from, the Company’s stock ledger, any list of its stockholders, or any other books and records of the Company or any of its affiliates or subsidiaries, in Employee’s capacity as a holder of stock, shares, units, options, or any other equity instrument.

21.  No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement. Employee acknowledges that there has been an opportunity to negotiate the terms of this Agreement and that the Agreement will not be interpreted as an employer promulgated agreement.

22.  Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and delivered to the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

23.  Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.  Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25.  Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Executive Employment Agreement, with the exception of the arbitration provision in the Executive Employment Agreement, the Confidentiality Agreement, and the Stock Agreements.

26.  No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

27.  Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of New York.

28.  Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee, and returned to the Company, within the twenty-one (21) day period set forth above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

29.  Counterparts. This Agreement may be executed in counterparts that may be executed, exchanged, and delivered by facsimile, photo, e-mail PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. Each counterpart will be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30.  409A. The Parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Internal Revenue Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Internal Revenue Code.  The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Internal Revenue Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

31.  Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

32.  Consulting Agreement. Employee and the Company may execute a consulting agreement pursuant to which Employee may render services to the Company for a period beginning on or after the Separation Date and ending on or about November 22, 2021.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MARTÍN SEBASTIAN OLIVO, an individual

Dated:	Oct 15, 2021	/s/ Martín Sebastian Olivo
Martín Sebastian Olivo

PROTARA THERAPEUTICS, INC.

Dated:	15-Oct-2021	By	/s/ Jesse Shefferman
Jesse Shefferman
Chief Executive Officer

EXHIBIT A

[Confidentiality Agreement]